EXHIBIT 99.1

            Praxair Reports Third-Quarter EPS Of 53 Cents

    DANBURY, Conn.--(BUSINESS WIRE)--Oct. 27, 2004--Praxair, Inc. (NYSE: PX) reported record net income of $177 million and diluted earnings per share of 53 cents for the third quarter of 2004, an increase of 18% compared to $150 million and 45 cents, respectively, in 2003. Growth in net income was due to higher sales and higher operating profit, partially offset by a higher effective tax rate compared to the year-ago quarter.
    Sales for the quarter were $1,674 million, 18% above $1,414 million in 2003. Operating profit of $280 million grew 17% from $240 million in 2003, and reflected an operating margin of 16.7%. Sales and operating profit were higher in every geographic region. The strongest sales growth came from energy, healthcare, electronics, metals and manufacturing markets.
    "Our record results reflect strong performance from our base business, combined with accelerating sales and earnings contribution from our growth initiatives," said Dennis H. Reilley, chairman and chief executive officer.
    In North America, sales of $1,085 million rose 18%, from $918 million in the year-ago quarter. Growth came from higher sales of on-site, merchant and packaged gases, and from higher healthcare sales due in part to a North American home healthcare acquisition. Operating profit of $157 million grew 11%, principally due to strong volumes and ongoing productivity initiatives.
    In Europe, sales grew 18% to $198 million. Excluding the effect of a stronger Euro and the consolidation of a joint venture, sales grew 7% from higher pricing and higher volumes, particularly to metals and healthcare markets. Operating profit grew 23% to $54 million from $44 million in the year-ago period.
    In South America, sales of $219 million grew 17%, and 18% excluding currency effects. Sales increased from higher pricing and higher volumes, benefiting from a strengthening economic environment. Operating profit rose to $40 million from $29 million in 2003, and reflected a strong operating margin of 18.3%.
    Sales in Asia grew 19% to $123 million, from higher sales in China, India and Korea to electronics and metals markets. Operating profit of $20 million grew 18% from $17 million in the prior period.
    Praxair Surface Technologies' sales for the quarter were $109 million, 10% above the prior year due to improved business conditions in industrial and aviation coatings markets and a stronger Euro. Operating profit was $9 million, comparable to the prior-year period.
    Cash flow from operations for the quarter was $382 million. Capital expenditures were $161 million, and debt reduction was $147 million. The company's debt-to-capital ratio* decreased to 44.7%. After-tax return on capital* was 13.2%.
    In the fourth quarter of 2004, diluted earnings per share are expected to be between 52 cents and 54 cents. For the full year of 2004, Praxair expects sales growth of about 16% and operating profit growth of 18% to 19%. Diluted earnings per share are expected to be in the range of $2.07 to $2.09. Full-year capital expenditures are expected to be in the area of $675 million. This guidance excludes any impact from the announced acquisition of industrial gas business in Germany, which is expected to close later this year.
    Commenting on the future outlook, Reilley said, "Business conditions remain strong in most of our major markets. However, I expect higher energy prices to moderate economic growth in the near term. Nonetheless, we have a significant number of new projects in the pipeline which will go on-stream in 2005 and 2006, and we expect to continue to win new business in hydrogen, healthcare, electronics and in China. We are accelerating our productivity programs which will result in more cost savings. We recently announced a significant acquisition of industrial gas business in Germany, which strengthens our presence in Western Europe and which will contribute to earnings growth in 2005 and beyond."
    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2003 sales of $5.6 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

    *Non-GAAP measure: See Quarterly Financial Summary and Appendix:
Non-GAAP Measures

    Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and
Appendix: Non-GAAP Measures

    A teleconference on Praxair's third-quarter results is being held this morning, October 27, at 9:00 am Eastern Time. The number is (617) 614-4910 -- Passcode: 41463247. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

    The forward-looking statements contained in this announcement concerning demand for products and services, the expected macroeconomic environment, sales, margins, earnings growth rates, and other financial goals involve risks and uncertainties, and are subject to change based on various factors. These include the impact of changes in worldwide and national economies, the cost and availability of electric power, natural gas and other materials, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and processes, the impact of competitive products and pricing, the impact of tax and other legislation, litigation, government regulation and the effectiveness and speed of integrating new acquisitions into the business.


                    PRAXAIR, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
             (Millions of dollars, except per share data)
                              (UNAUDITED)

                                     Quarter Ended     Year to Date
                                     September 30,     September 30,
                                   ----------------- -----------------
                                   2004 (a,b) 2003   2004 (a,b) 2003
                                   -------- -------- -------- --------

SALES                               $1,674   $1,414   $4,808   $4,152
Cost of sales                        1,019      832    2,893    2,469
Selling, general and administrative    218      191      629      568
Depreciation and amortization          145      133      424      382
Research and development                19       18       57       54
Other income  (expense) - net            7        -        9       (1)
                                   -------- -------- -------- --------
OPERATING PROFIT                       280      240      814      678
Interest expense                        39       38      115      115
                                   -------- -------- -------- --------
INCOME BEFORE INCOME TAXES             241      202      699      563
Income taxes (c)                        61       49      172      125
                                   -------- -------- -------- --------
                                       180      153      527      438
Minority interests                      (6)      (6)     (21)     (17)
Income from equity investments           3        3       10        9
                                   -------- -------- -------- --------
NET INCOME                            $177     $150     $516     $430
                                   ======== ======== ======== ========

PER SHARE DATA (d)

Basic earnings per share             $0.54    $0.46    $1.58    $1.32

Diluted earnings per share           $0.53    $0.45    $1.56    $1.30

Cash dividends                       $0.15    $0.11    $0.45    $0.32

WEIGHTED AVERAGE SHARES
 OUTSTANDING (d)
Basic shares outstanding (000's)   326,447  326,430  326,209  326,294
Diluted shares outstanding (000's) 331,919  330,990  331,494  330,451

 (a) Consolidated 2004 sales for the quarter and year to date increased $9 million and $12 million, respectively, from the incremental contractual pass-through of higher on-site hydrogen raw material costs tied to natural gas prices, with no impact on operating profit compared to 2003.

 (b) Consolidated 2004 sales for the quarter and year to date increased $15 million and $115 million, respectively, due to currency effects versus 2003.

 (c) Year-to-date income taxes include a benefit of $3 million in 2004 and $10 million in 2003 resulting from the resolution of various tax matters from prior years.

 (d) Earnings per share for 2003 have been adjusted to reflect the December 15, 2003 two-for-one stock split.


                    PRAXAIR, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                         (Millions of dollars)
                              (UNAUDITED)

                                                    September December
                                                       30,       31,
                                                      2004      2003
                                                    --------- --------
ASSETS
Cash and cash equivalents                                $22      $50
Accounts receivable                                    1,136      962
Inventories                                              308      302
Prepaid and other current assets                         111      135
                                                    --------- --------
TOTAL CURRENT ASSETS                                   1,577    1,449

Property, plant and equipment - net                    5,283    5,252
Goodwill                                               1,250    1,075
Other intangibles                                         62       56
Other assets                                             507      473
                                                    --------- --------
TOTAL ASSETS                                          $8,679   $8,305
                                                    ========= ========

LIABILITIES AND EQUITY
Accounts payable                                        $418     $413
Short-term debt                                          449      133
Current portion of long-term debt                        180       22
Other current liabilities                                578      549
                                                    --------- --------
TOTAL CURRENT LIABILITIES                              1,625    1,117

Long-term debt                                         2,258    2,661
Other long-term liabilities                            1,221    1,244
                                                    --------- --------
TOTAL LIABILITIES                                      5,104    5,022

Minority interests                                       206      195
Shareholders' equity                                   3,369    3,088
                                                    --------- --------
TOTAL LIABILITIES AND EQUITY                          $8,679   $8,305
                                                    ========= ========


                    PRAXAIR, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Millions of dollars)
                              (UNAUDITED)


                                                Quarter     Year to
                                                 Ended        Date
                                               September   September
                                                   30,         30,
                                               ----------- -----------
                                               2004   2003 2004  2003
                                               ----- ----- ----- -----

OPERATIONS
  Net income                                   $177  $150  $516  $430
  Depreciation and amortization                 145   133   424   382
  Working capital                                45    31  (102)  (79)
  Long-term assets and liabilities and other     15   (11)  (23)   17
                                               ----- ----- ----- -----
     Net cash provided by operating activities  382   303   815   750
                                               ----- ----- ----- -----

INVESTING
  Capital expenditures (a)                     (161) (168) (425) (784)
  Acquisitions                                   (5)   (3) (253)  (42)
  Divestitures and asset sales                   23     2    40    56
                                               ----- ----- ----- -----
     Net cash used for investing activities    (143) (169) (638) (770)
                                               ----- ----- ----- -----

FINANCING
  Debt increase (decrease) - net               (147)    -    68   188
  Issuance of common stock                       40    54   154   171
  Purchases of common stock                     (78) (157) (270) (221)
  Cash dividends                                (49)  (35) (146) (105)
  Minority transactions and other                (8)   (4)  (12)   (7)
                                               ----- ----- ----- -----
     Net cash (used for) provided by financing
      activities                               (242) (142) (206)   26

Effect of exchange rate changes on cash and
 cash equivalents                                 2     -     1     1
                                               ----- ----- ----- -----

Change in cash and cash equivalents              (1)   (8)  (28)    7

Cash and cash equivalents, beginning-of-period   23    54    50    39
                                               ----- ----- ----- -----

Cash and cash equivalents, end-of-period        $22   $46   $22   $46
                                               ===== ===== ===== =====


   (a) Year to date 2003 capital expenditures include the second quarter purchase of leased assets for $339 million.


                    PRAXAIR, INC. AND SUBSIDIARIES
                          SEGMENT INFORMATION
                         (Millions of dollars)
                              (UNAUDITED)

                                       Quarter Ended    Year to Date
                                       September 30,    September 30,
                                      ---------------- ---------------
                                        2004    2003    2004    2003
                                      -------- ------- ------- -------
    SALES
      North America (a)                $1,085    $918  $3,061  $2,704
      Europe (b)                          198     168     613     508
      South America (c)                   219     187     630     520
      Asia (d)                            123     103     353     279
      Surface Technologies (e)            109      99     331     296
      Elimination                         (60)    (61)   (180)   (155)
                                      -------- ------- ------- -------
           Total sales                 $1,674  $1,414  $4,808  $4,152
                                      ======== ======= ======= =======

    SEGMENT OPERATING PROFIT
      North America (a)                  $157    $141    $462    $407
      Europe (b)                           54      44     158     123
      South America (c)                    40      29     111      84
      Asia                                 20      17      56      45
      Surface Technologies                  9       9      27      19
                                      -------- ------- ------- -------
           Total operating profit        $280    $240    $814    $678
                                      ======== ======= ======= =======


  (a) North American 2004 sales for the quarter and year to date increased $9 million and $12 million, respectively, from the contractual pass-through of higher on-site hydrogen raw material costs tied to natural gas prices, with no impact on operating profit compared to 2003.

  (b) European 2004 sales for the quarter and year to date increased $12 million and $52 million, respectively, due to currency effects versus 2003.

  (c) South American 2004 sales for the quarter and year to date decreased $2 million and increased $20 million, respectively, due to currency effects versus 2003.

  (d) Asian 2004 year to date sales increased $9 million due to the consolidation of a joint venture in China, which is now controlled by Praxair. Sales for the quarter and year to date increased $1 million and $7 million, respectively, due to currency effects versus 2003.

  (e) Surface Technologies 2004 sales for the quarter and year to date increased $4 million and $17 million, respectively, due to currency effects versus 2003.


                    PRAXAIR, INC. AND SUBSIDIARIES
                      QUARTERLY FINANCIAL SUMMARY
             (Millions of dollars, except per share data)
                              (UNAUDITED)

                         2004                         2003
             ------------------------ --------------------------------
                Q3      Q2      Q1       Q4      Q3    Q2(a)     Q1
FROM THE
 INCOME
 STATEMENT
Sales         $1,674  $1,603  $1,531   $1,461  $1,414  $1,401  $1,337
Cost of sales  1,019     966     908      859     832     833     804
Selling,
 general
 and
 administra-
 tive            218     207     204      198     191     192     185
Depreciation
 and
 amortization    145     140     139      135     133     127     122
Research and
 development      19      19      19       21      18      19      17
Other income
 (expenses) -
 net               7       3      (1)      (4)      -      (7)      6
             ------------------------ --------------------------------
Operating
 profit          280     274     260      244     240     223     215
Interest
 expense          39      39      37       36      38      35      42
Income taxes      61      55      56       49      49      35      41
Minority
 interests        (6)     (9)     (6)      (7)     (6)     (6)     (5)
Income from
 equity
 investments       3       4       3        3       3       3       3
             ------------------------ --------------------------------
Net income      $177    $175    $164     $155    $150    $150    $130
             ======================== ================================
PER SHARE
 DATA (b)
Diluted
 earnings
 per share     $0.53   $0.53   $0.49    $0.47   $0.45   $0.45   $0.39
Cash
 dividends
 per share     $0.15   $0.15   $0.15    $0.14   $0.11   $0.11   $0.10
Diluted
 weighted
 average
 share
 outstanding
 (000's)     331,919 330,897 331,573  331,966 330,990 330,850 329,270

FROM THE
 BALANCE
 SHEET
Total debt    $2,887  $3,021  $2,843   $2,816  $2,958  $2,952  $2,742
Total capital
 (non-GAAP
 measure, see
 Appendix)     6,462   6,405   6,177    6,099   6,013   6,000   5,379
Debt-to-
 capital
 ratio (non-
 GAAP
 measure, see
 Appendix)     44.7%   47.2%   46.0%    46.2%   49.2%   49.2%   51.0%

FROM THE
 STATEMENT OF
 CASH FLOWS
Cash flow
 from
 operations     $382    $252    $181     $387    $303    $276    $171
             ------------------------ --------------------------------
Capital
 expenditures,
 excluding
 purchase of
 leased
 assets          161     140     124      199     168     154     123
Purchase of
 leased
 assets            -       -       -        -       -     339       -
             ------------------------ --------------------------------
   Total
   capital
    expendi-
    tures        161     140     124      199     168     493     123
Acquisitions       5     248       -       31       3      25      14
Cash divi-
 dends            49      48      49       44      35      35      35

OTHER
 INFORMATION
Number of
 employees    26,579  26,568  25,281   25,438  25,361  24,996  24,730
After-tax
 return
 on capital
 (ROC) (non-
 GAAP
 measure, see
 Appendix)     13.2%   13.5%   12.9%    12.5%   12.3%   12.9%   12.6%

SEGMENT DATA
SALES
-------------
North America $1,085  $1,016    $960     $923    $918    $893    $893
Europe           198     207     208      191     168     175     165
South America    219     211     200      188     187     185     148
Asia             123     121     109      110     103      92      84
Surface
 Technologies    109     111     111      104      99      99      98
Eliminations     (60)    (63)    (57)     (55)    (61)    (43)    (51)
             ------------------------ --------------------------------
    Total     $1,674  $1,603  $1,531   $1,461  $1,414  $1,401  $1,337
             ======================== ================================
SEGMENT
 OPERATING
 PROFIT
-------------
North America   $157    $156    $149     $141    $141    $135    $131
Europe            54      52      52       47      44      41      38
South America     40      39      32       30      29      26      29
Asia              20      19      17       19      17      15      13
Surface
 Technologies      9       8      10        7       9       6       4
             ------------------------ --------------------------------
    Total       $280    $274    $260     $244    $240    $223    $215
             ======================== ================================


   (a)The second quarter of 2003 includes a charge of $4 million net of tax impact from the recognition of currency hedge losses related to anticipated second half net income and a tax benefit of $10 million from the resolution of various tax matters for previous years.

   (b)Per share data for 2003 has been adjusted to reflect the December 15, 2003 two-for-one stock split.


                    PRAXAIR, INC. AND SUBSIDIARIES
                               APPENDIX
                           NON-GAAP MEASURES
                     (Dollar amounts in millions)
                              (UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that its debt-to-capital ratio is appropriate for measuring its financial leverage. The Company believes that its after-tax return on invested capital ratio is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interest, preferred stock, and shareholders' equity).


                            2004                     2003
                    --------------------- ----------------------------
                     Q3(a)  Q2(a)  Q1(a)   Q4(a)  Q3(a)  Q2(b)   Q1
TOTAL CAPITAL
-------------
   Total debt       $2,887 $3,021 $2,843  $2,816 $2,958 $2,952 $2,742
   Minority
    interests          206    203    198     195    181    168    160
   Preferred stock       -      -      -       -      -      -      -
   Shareholders'
    equity           3,369  3,181  3,136   3,088  2,874  2,880  2,477
                    --------------------- ----------------------------
    Total Capital   $6,462 $6,405 $6,177  $6,099 $6,013 $6,000 $5,379
                    ===================== ============================

DEBT-TO-CAPITAL
 RATIO                44.7%  47.2%  46.0%   46.2%  49.2%  49.2%  51.0%
---------------     ===================== ============================


AFTER-TAX RETURN ON
 CAPITAL (ROC)
-------------------
   Operating profit   $280   $274   $260    $244   $240   $223   $215
   Less: reported
    taxes              (61)   (55)   (56)    (49)   (49)   (35)   (41)
   Less: tax benefit
    on interest
    expense            (10)   (10)    (9)     (9)    (9)    (8)   (10)
   Add: income from
    equity
    investments          3      4      3       3      3      3      3
                    --------------------- ----------------------------
    Net operating
     profit after-
     tax (NOPAT)      $212   $213   $198    $189   $185   $183   $167

   Beginning
    capital         $6,405 $6,177 $6,099  $6,013 $6,000 $5,379 $5,252
   Ending capital   $6,462 $6,405 $6,177  $6,099 $6,013 $6,000 $5,379
   Average capital  $6,434 $6,291 $6,138  $6,056 $6,007 $5,690 $5,316

   ROC %              3.3%   3.4%   3.2%    3.1%   3.1%   3.2%   3.1%

    ROC %
    (annualized)     13.2%  13.5%  12.9%   12.5%  12.3%  12.9%  12.6%
                    ===================== ============================



   (a)ROC after the second quarter of 2003 was reduced by 0.8% on an annualized basis due to the additional debt from the purchase of leased assets in the 2nd quarter of 2003.

   (b)NOPAT for the second quarter of 2003 included a tax benefit of $10 million (0.7% ROC annualized) resulting from the resolution of tax matters from previous years, and a charge of $5 million pre-tax and $4 million after-tax (0.3% ROC annualized) from the recognition of currency hedge losses related to anticipated second half net income. ROC for the second quarter was reduced by 0.4% on an annualized basis due to the additional debt from the purchase of leased assets.

    CONTACT: Praxair, Inc.
             Media:
             Susan Szita Gore, 203-837-2311
             susan_szita-gore@praxair.com
             or
             Investors:
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com